Exhibit 4.11

Reuters Group PLC

Long Term Incentive Plan Rules

Date approved at EGM : 16 December 1997
Date adopted by Board of Directors : 12 December 1997
Amended by the Remuneration Committee : 19 July 1999,
5 December 2000 and 12 February 2001

Further amendments approved at EGM : 24 April 2001
Further amendments approved at AGM: 22 April 2004

THIS DOCUMENT IS AVAILABLE FOR INSPECTION ONLY AND MAY
NOT BE REMOVED FROM THE OFFICES OF
REUTERS, 85 FLEET STREET, LONDON EC4P 4AJ
OR, AS THE CASE MAY BE, THE OFFICES OF
THE US DEPOSITARY, 60 WALL STREET, NEW YORK 10260

Reuters Group PLC
Long Term Incentive Plan Rules

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Long Term Incentive Plan Rules

1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“Adoption Date”	16 December 1997;

“Announcement Date”	the date on which the Company announces its final results for a financial year;

“Associated Company”	a company is to be treated as another company’s associated company if at that time one of the two has Control of the other, or both are under the Control of the same person or persons;

“Auditors”	the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Award”	an award under the Plan which may consist of any or a combination of any of:

(a) a contingent right to Shares; or

(b) a Bonus Option; or

(c) a Standard Option;

and where the context requires the references to an Award shall be deemed to include references to any Dividend Equivalent Shares or right or contingent right thereto arising under such Award;

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“Award Certificate”	the Award certificate in the form or forms agreed by the Plan Committee from time to time;

“Board”	the board of Directors of the Company or a duly constituted committee thereof;

“Bonus Option”	an Option granted in conjunction with a Linked Bonus;

“the Company”	Reuters Group PLC or, save for Rules 1, 2, 3 and 8.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 5.5;

“Compromise or Arrangement”	a compromise or arrangement (including a reorganisation of the Company’s share capital by the consolidation of shares of different classes or by the division of shares into shares of different classes or by both of those methods) between the Company and its members or creditors or any class of either which has been approved by not less than 75% in value of the creditors or members (based on the value of the interests as at the last record date) or such class of either who vote on such compromise or arrangement and which has been sanctioned by the Court;

“Control”	in relation to a body corporate the power of a person which is a member of that Body Corporate (“the Body Corporate”) to secure:

(a) by the holding of shares or the possession of voting power in or in relation to the Body Corporate or any other body corporate; or

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(b) by virtue of its right to appoint or remove a majority of the board of directors of that Body Corporate; or

(c) by virtue of any power conferred by the certificate of incorporation, articles of association, bye laws, membership agreement or other document regulating the Body Corporate or any other body corporate that the affairs of the Body Corporate are conducted in accordance with the wishes of that person;

“Date of Grant”	the date on which an Award is granted to an Eligible Employee or is treated as being granted pursuant to Rule 2.6;

“Deferral Notice”	A notice in the form or forms agreed by the Plan Committee from time to time;

“Director”	any person occupying the office of director of the Company, by whatever name called;

“Dividend Equivalent Shares”	in respect of any Award which is subject to a Restricted Period and has Vested, such additional Shares to which a Participant may become entitled in accordance with Rule 4;

“Eligible Employee”	an employee (whether contracted to work full time or part time) of any Group Company including any Director other than a non executive Director;

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“Exercise Price”	the amount as determined by the Company which a Participant shall pay to acquire a Share on the exercise of an Option being, (subject to Rule 2.6 and Rule 6):

(a) in the case of a Bonus Option, an amount which is not less than the Market Value of a Share on the Date of Grant; or

(b) in the case of a Standard Option, one pound sterling in aggregate to acquire all of the Shares over which the Standard Option is exercised on each occasion of exercise or, if the Standard Option is exercised in full on one occasion only, one pound sterling in total;

“Form of Renunciation”	the form of renunciation in the form agreed by the Plan Committee from time to time;

“Group”	the Company and its Subsidiaries and the phrase “Group Company” shall be construed accordingly;

“Letter of Grant”	the letter or other communication (which may include electronic communication) in the form agreed by the Plan Committee from time to time;

“Linked Bonus”	the gross bonus payable to a Participant on the exercise of a Bonus Option being an amount equal to the Exercise Price multiplied by the number of Shares over which that Bonus Option is being exercised rounded down to the nearest whole pound;

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“Market Value”	on any day, the average closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc on the three dealing days which immediately precede that day;

“Measurement Period”	(i) in respect of any Award granted prior to 1January 2004, the period beginning on 1 January in the year in which the Date of Grant of that Award falls and ending on 31 December in the calendar year preceding the third anniversary of such Date of Grant (“the First Measurement Period”), the fourth anniversary (“the Second Measurement Period”) or the fifth anniversary (“the Final Measurement Period”);

(ii) in respect of any Award granted on or after 1 January 2004, the period beginning on 1 January in the year in which the Date of Grant of that Award falls and ending on 31 December in the calendar year preceding the third anniversary of such Date of Grant;

“Model Code”	the Model Code for transactions in securities by Directors issued from time to time by the UK Listing Authority and/or any code of practice adopted by the Board in addition to or replacement of such publication;

“New Award”	an award over shares in the Acquiring Company (as defined in Rule 5.5 ) granted in consideration

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of the release of a Subsisting Award and which shall satisfy the following conditions:

(a) that it is a right or contingent right to acquire such number of shares in the Acquiring Company as has on the acquisition of the New Award an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Subsisting Award on its release; and

(b) that in the case of an Award which is an Option, it has an exercise price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Subsisting Option;

“NI Election”	an election made in respect of an Option jointly by a Participant and a relevant Group Company for the purposes of Paragraph 3(B)(1) of Schedule 1 to the Social Security Contributions and Benefits Act 1992;

“Notice of Exercise”	the notice of exercise in the form agreed by the Board or the Plan Committee from time to time;

“Option”	an Award made in the form of a right to acquire Shares granted or to be granted pursuant to Rules 2.1 or 2.6 and the term “Option” shall be construed to mean either “a Bonus Option” or “a Standard Option” or both as the context requires;

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“Participant”	an Eligible Employee who has been granted and remains entitled to a Subsisting Award or (where the context admits) his legal personal representative(s) or transferee;

“Performance Condition”	the condition imposed by the Plan Committee whereby an Award is granted on terms that it shall not Vest until and to the extent that such conditions have been satisfied, (such Performance Condition being specified in the Schedule hereto and in respect of any Award made after 24 April 2001 but before 1 January 2004 being as specified in the Part 1 of such Schedule hereto, in respect of any Award made before 25 April 2001 being as specified in Part 2 of such Schedule and in respect of any Award made on or after 1 January 2004 being specified in Part 3 of such Schedule);

“Plan”	this Plan constituted and governed by the Rules with and subject to any amendments thereto properly effected;

“Plan Committee”	the Board or a duly authorised committee appointed by the Board to oversee the operation of this Plan, provided that in the case of Awards granted or to be granted to executive Directors, and in relation to any discretions under these Rules which may be exercised by the Plan Committee in relation to Awards granted to or held by executive Directors, this committee shall be the Remuneration Committee;

“Release Date”	(a) in the case of an Award which is made subject

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to a Restricted Period, the date on which the Restricted Period ends; and

(b)	in the case of all other Awards the Release Date shall be the Vesting Date and the expression “Release” and “Released” shall have a corresponding meaning, provided that if the Release Date of any Award would otherwise fall within a close period or a period when a Participant is prohibited by the Model Code, statute order or regulation (whether of the United Kingdom or any other country) from dealing in Shares or rights over or interests in Shares, the Release Date shall be the day following the end of such close or other period;

“Remuneration Committee”	the Board or a duly constituted committee of the Board delegated with the authority to consider the remuneration of Directors and senior employees of the Group;

“Restricted Period”	for all Awards made prior to 1 January 2004 to Eligible Employees who at their Dates of Grant were Directors and for other Awards (if any) which are granted subject to a Restricted Period the period beginning on 1 January in the calendar year in which Vesting takes place and ending on the Announcement Date falling two years or thereabouts (one year in the case of Vesting which has been deferred twice in accordance with Rule 3.3) after the date of Vesting of that Award;

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“Rules”	the rules of this Plan as amended from time to time and “Rule” shall be construed accordingly;

"Share"	an Ordinary Share in the capital of the Company which is, was or will be fully paid on issue;

“Share Award”	an Award made in the form of a contingent right to receive Shares;

“Standard Option”	an Option other than a Bonus Option;

"Subsidiary"	a company which is under the Control of another company;

"Subsisting Award"	an Award of Shares or an Award of Options which has been granted and which has not been surrendered, renounced, or (in the case of a Share Award) Vested and Released, or (in the case of Options) Released and exercised in full nor otherwise lapsed;

“Tax Liability”	in relation to a Participant the amount of all taxes and/or social security contributions and/or social taxes and/or national insurance contributions (including any national insurance contributions due from a Participant as a result of an NI Election in respect of an Option) or any other contribution or impost which any Group Company or the Trustee is required to withhold and account for on behalf of that Participant in respect of his Awards (including any such liabilities in respect of a Linked Bonus and/or Dividend Equivalent Shares) under the Plan;

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“Trust”	any employee share ownership trust which has been or may be established from time to time by the Company or any other Group Company to operate in conjunction with this Plan and which may include the trusts known as the Reuters ESOT No.I and Reuters ESOT No.II;

“Trustee”	the trustee or trustees for the time being of the Trust;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its functions in respect of admission to the Official List.

“Vesting”	the Performance Condition attributable to an Award having been satisfied in whole or, subject to Rule 3, in part and the expression “Vest and “Vested” shall have a corresponding meaning, provided that in the case of an Award granted subject to a Restricted Period the Award shall not be Released until the end of that Restricted Period;

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

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(iii)	reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under thelevant enactment; and

(iv)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

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2	Grant of Awards

2.1	The Plan Committee may, after consultation with the Chief Executive in its absolute discretion select any number of individuals who shall at the intended Date of Grant be Eligible Employees and recommend to the Trustee the grant of Awards to them.

2.2	Awards may be granted at any time when it is permitted to do so in accordance with the Model Code. Awards shall not be granted later than the tenth anniversary of the Adoption Date.

2.3.1	Awards shall be granted by the relevant Trustee in its discretion having considered the recommendations made by the Plan Committee and shall be subject to the satisfaction of the Performance Condition.

2.3.2	The Performance Condition to apply in respect of Awards made up to and including calendar year 2001 shall be as specified in the first and second parts of the Schedule to these Rules and shall not be capable of amendment or waiver unless events happen which cause the Plan Committee to consider that the relevant Performance Condition has ceased to be appropriate whereupon the Plan Committee may at any time amend, relax or waive the Performance Condition provided that in the reasonable opinion of the Plan Committee the varied Performance Condition is materially no more easy or difficult to satisfy than when originally imposed or last amended as the case may be.

2.3.3	The Plan Committee may vary the Performance Conditions to apply in respect of Awards to be made in calendar years falling after 2001 PROVIDED THAT

(a) such varied Performance Conditions are, in the reasonable opinion of the Plan Committee, not materially more favourable to the participants than the Performance Conditions specified in the First Schedule hereto; and

(b) any such variation will be disclosed in the Company’s annual report and accounts for the year in which Awards subject to such varied Performance Conditions are first granted.

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2.3.4	Awards made to Eligible Employees who are Directors at the Date of Grant shall be made by Reuters ESOT No.II or any successor Trust under which Directors are beneficiaries. Awards made to non Directors may be made by any Trust.

2.2.5	For the avoidance of doubt Awards made prior to 25 April 2001 shall be subject to the Performance Condition specified in the second part of the Schedule hereto (being the Performance Conditions specified in the Rules as adopted in December 1997).

2.4	An Option may be granted subject to a condition that the Participant enter into an NI Election.

2.5	Any Award may be renounced in whole or in part by the Participant by completing and returning the appropriate Form of Renunciation together with the Award Certificate to the Company or at its direction within 90 days of the Date of Grant or such other period as may be specified by the Plan Committee at the Date of Grant in which case the Award shall for all purposes be taken never to have been granted.

2.6	Where the circumstances noted in Rule 5.5 apply, New Awards may be granted in consideration for the release of Subsisting Awards granted under the Plan. Such New Awards are deemed to be equivalent to the old Awards and to have been granted within the terms of this Plan.

2.7	Subject to the proviso to this Rule 2.7 no Award may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Award Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 2.7 shall not prevent the Award of a deceased Participant being Released to or exercised by (as the case may be) his personal representative(s) within the terms of these Rules. Provided that the Trustee and the Plan Committee may agree that a particular Award is capable of being transferred and, in giving any such agreement, the Trustees and the Plan Committee may also specify the person or category of persons to whom the Participant may transfer the Award and the terms on which it is capable of being transferred, including terms to ensure that any transferee of the Award agrees to be bound by the terms of these Rules and terms to prohibit any further transfer by that transferee of the Awards in question.

2.8	Awards shall be granted by the relevant Trustee to Eligible Employees by deed. A Letter of Grant and an Award Certificate evidencing the grant shall be despatched as soon as

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practicable after the Date of Grant to each Participant. The Award Certificate and the Letter of Grant shall specify the Date of Grant, the number of Shares subject to the Award, the Performance Condition, whether the Award is subject to a Restricted Period and whether (in the case of an Option) the Award is of a Bonus Option or a Standard Option and, in the case of the former, the Exercise Price.

2.9	All Awards made prior to 1 January 2004 to Eligible Employees who are Directors at the Date of Grant shall be subject to a Restricted Period. Other Awards may, in the discretion of the Plan Committee, be made subject to a Restricted Period.

2.10	Awards may be granted by the Trustee only with the prior approval of the Plan Committee.

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3	Vesting and Deferral of Vesting – Awards granted prior to 1 January 2004

3.1	An Award granted prior to 1 January 2004 shall Vest in accordance with and to the extent permitted under the Performance Condition over the applicable Measurement Period. The Plan Committee will as soon as practicable after the end of each relevant Measurement Period send to Participants details of the extent to which (if at all) Awards would, subject to Rule 3.2 and/or Rule 3.3, Vest.

3.2	If an Award granted prior to 1 January 2004 does not Vest or Vest in full by reference to the First Measurement Period the Trustee, after consultation with the Plan Committee, may resolve to permit the deferral of Vesting. Where deferral is permitted the Participant may, within 30 days of receiving notification of the extent to which the Award would otherwise have Vested, elect to defer Vesting by signing and returning a Deferral Notice to the Trustees in which case no Vesting shall take place or be deemed to take place as at the end of the First Measurement Period and the Performance Condition shall then be applied over the whole of the Second Measurement Period.

3.3	If an Award granted prior to 1 January 2004 would not Vest or Vest in full by reference to the Second Measurement Period then, subject to the same consent as required under Rule 3.2 above, a Participant may make a further election to defer Vesting on similar terms to those contained in Rule 3.2 and the Performance Condition shall then be applied over the whole of the Final Measurement Period.

3.4	No deferral of the Vesting of an Award granted prior to 1 January 2004 is permitted in respect of a period after the Final Measurement Period.

3.5	No fraction of a Share shall be included in any Award whenever granted which has Vested and any fraction of a share which, but for this Rule 3.5, would be included in any Vested Award shall be excluded from the relevant Award. In the event that the amount of any Linked Bonus is not a whole number of pounds sterling it shall be rounded down to the nearest whole pound.

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3A	Vesting and Deferral of Vesting – Awards granted on or after 1 January 2004

3.1A	An Award granted on or after 1 January 2004 shall Vest in accordance with and to the extent permitted under the Performance Condition over the Measurement Period. The Plan Committee will as soon as practicable after the end of the Measurement Period send to Participants details of the extent to which (if at all) Awards Vest.

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4	Exercise of Options, Transfer of Share Awards and Dividend Equivalent Shares

4.1	Subject to each of the succeeding sections of this Rule 4, Rule 5 and Rule 7 below

4.1.1	a Subsisting Option to the extent Vested may be exercised in whole or in part by the Participant or, if deceased, by his personal representatives on or after its Release Date;

4.1.2	the Shares subject to a Subsisting Share Award to the extent Vested shall be transferred following the Release Date to the Participant in accordance with Rule 7.

4.2	A Subsisting Award (whether a Share Award or an Option) which has not yet Vested shall lapse on the Participant ceasing to be a Director or employee of any Group Company, (so as to hold no office or employment with any Group Company) for any reason unless the Plan Committee shall, prior to such cessation or within six months thereafter, otherwise determine. In making such determination the Plan Committee shall with the consent of the Trustee specify whether the whole or part of such Award shall Vest, provided that no such determination shall be made in the event of such cessation being as a result of dismissal for cause.

4.2.1	In the case of cessation due to death, if and to the extent that the Plan Committee has exercised its discretion to permit Vesting in whole or in part, the Award of the deceased Participant shall, to the extent Vested, be Released forthwith, whether or not that Award was originally subject to a Restricted Period.

4.2.2	In the case of cessations otherwise than on death, if the Plan Committee has exercised its discretion to permit Vesting in whole or in part, the Vested part of the Award shall not be Released until the end of the Restricted Period (if any).

4.3	An Award which has not Vested in accordance with its normal Vesting requirements or Rule 4.2 above or such part thereof as shall not have so Vested shall lapse on the earliest of the following dates:

4.3.1	the surrender of the Award by the Award Holder;

4.3.2	the date falling six months after the Participant ceases for any reason to be a Director or employee of any Group Company (so as to hold no office or employment with any Group

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Company) unless the Plan Committee has exercised its discretion under Rule 4.2 above, provided

(a) that if the Plan Committee has specified that an Award shall Vest in part only then the balance of the Award shall forthwith lapse as from the date of such specification even if that date falls before the date falling 6 months after the cessation; and

(b) that during such period of six months from cessation or until the Plan Committee has determined whether or not it will exercise its discretion if earlier, the relevant Award shall not be capable of Vesting other than pursuant to an exercise of such discretion; and

4.3.3	the date of lapse determined in accordance with Rule 5.

4.4	A Vested Subsisting Award or such part thereof as shall have Vested (including an accelerated Vesting under Rule 4.2) shall lapse on the earliest of the following:

4.4.1	the surrender of that Award by the Participant;

4.4.2	in the case of an Option, the seventh anniversary of the Date of Grant or such earlier date specified at the Date of Grant;

4.4.3	in the case of an Option, the first anniversary of the Participant’s death or at the end of the six month period beginning on the later of:

(a) the date of cessation of the Participant’s office or employment with any Group Company (so as to hold no office or employment with any Group Company) for any reason other than death or dismissal for cause; and

(b) the Release Date

PROVIDED that if the lapse date so determined would be a date later than the seventh anniversary of its Date of Grant, lapse shall occur on such seventh anniversary;

4.4.4	on the date whether before or after the Release Date that a Participant ceases to be a Director and/or employee of any Group Company (so as to hold no office or employment with any Group Company) as a result of being dismissed for cause.

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For the purposes of this Plan a statement by the Plan Committee that a Participant has been dismissed for cause (including dishonesty or gross misconduct) shall be conclusive; and

4.4.5	the date of lapse determined in accordance with Rule 5.

4.5	In the event of the lapse of an Award in whole or in part any entitlement or contingent entitlement to related Dividend Equivalent Shares in respect thereof or the lapsed part thereof shall likewise lapse.

4.6	Rules 4.7 to Rule 4.8 relating to Dividend Equivalent Shares apply to any Award made after 24 April 2001 which is subject to a Restricted Period.

4.7	Following the Release of any Share Award or the exercise of any Option (as the case may be) a Participant shall become entitled on transfer or exercise respectively to receive, for no further consideration, a transfer of Dividend Equivalent Shares, the number of such Dividend Equivalent Shares being calculated in accordance with Rule 4.8.1.

4.8	For the purposes of this Rule 4.8 the expression the “Relevant Shares” means on any occasion of transfer or exercise (as the case may be) the number of Shares which are to be transferred or over which the Participant has validly exercised his Option on that occasion.

4.8.1	The Dividend Equivalent Shares due to a Participant in respect of an Award shall be computed:

(a) by calculating, in respect of each occasion on which the Company paid a dividend in the period (“the Dividend Equivalent Period”) between 1 January in the calendar year in which the Vesting of the Award took place and the Release Date, the amount of gross dividend which would have been received by the Participant had he been a shareholder in respect of the Relevant Shares on each such relevant dividend record date;

(b) converting the amount calculated under 4.8.1(a) above in respect of each dividend payment into a notional number of Shares by dividing that amount by the Market Value of a Share as at the relevant dividend payment date (rounding down to the nearest whole number of Shares); and

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(c) adding together the notional number of Shares derived under 4.8.1(b) in respect of each dividend payment date falling during the Dividend Equivalent Period, the sum thereof being the number of Dividend Equivalent Shares to which the Participant is entitled on that occasion of transfer or exercise.

4.8.2	Any Dividend Equivalent Shares to be transferred to a Participant shall (subject to Rule 7.6) be transferred together with the Relevant Shares.

4.8.3	For the avoidance of any doubt an entitlement to a transfer of Dividend Equivalent Shares in respect of an Award which is an Option will only arise in respect of the Shares over which such Award is exercised.

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5	Trade sales, Reconstructions, Liquidations and Option Exchanges

5.1	If any person obtains Control of the Company as a result of making:

(a) an offer (whether a general offer or not) to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b) an offer (whether a general offer or not) to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Award then, subject to Rule 5.5, the Plan Committee shall notify all Participants as soon as is practicable of the offer in accordance with Rule 8.5. and

5.1.1	all Subsisting Options which have Vested (whether they are subject to a Restricted Period or not) may be exercised from 21 days after the date of the receipt of that notification up to the expiry of a period ending on the earlier of:

(a) six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied; and

(b) the date of service of a notice to minority shareholders under Sections 428 to 430F of the Companies Act 1985 of the intention to exercise rights under such sections.

To the extent that any Subsisting Option is unexercised or has not been exchanged for a New Option in accordance with Rule 5.6 at the end of such period, it shall thereupon lapse; and

5.1.2	all Shares subject to Subsisting Share Awards which have Vested (whether they remain subject to a Restricted Period or not) shall be transferred to the Participants.

5.2	If a Compromise or Arrangement in relation to the Company takes place then, subject to Rule 5.5:

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5.2.1	all Subsisting Options which have Vested (whether they are subject to a Restricted Period or not) may be exercised from 21 days after the date of Court sanction up to the expiry of a period of six months after that date. To the extent that any Subsisting Option remains unexercised or has not been exchanged for a New Option in accordance with Rule 5.4 at the end of such period it shall thereupon lapse;

5.2.2	all Shares subject to Subsisting Share Awards which have Vested (whether they are subject to a Restricted Period or not) shall be transferred to the Participants forthwith.

5.3	All Subsisting Awards (Options and Share Awards) which have not Vested at the date of an event specified in Rules 5.1 or 5.2 (“the Relevant Event” being the date of the offer or the date the Court sanctions the Compromise or Arrangement), or notice under Rule 5.8 shall, subject to Rule 5.5, lapse and be forfeited unless the Plan Committee with the consent of the Trustee otherwise determines (taking account of the length of the period since the Date of Grant and the performance of the Company over that period). In the event of such determination and subject to Rule 5.5:

5.3.1	Options may be exercised (whether or not they were otherwise subject to a Restricted Period) during any period following the particular Relevant Event or Rule 5.8 notice in which an Option which had Vested prior to the Relevant Event or Rule 8.8 notice could have been exercised and at the end of that period the Option shall lapse; and/or

5.3.2	a Share Award which has been the subject of a determination in accordance with this Rule 5.3 shall be transferred to the relevant Participant forthwith.

5.4	If any person becomes bound or entitled to acquire Shares in the Company under sections 428 to 430 of the Companies Act 1985 and serves notice of his intention to exercise such rights, then all Subsisting Awards (Options and Share Awards) whether Vested or not shall thereupon lapse and be forfeited as from the date of such notice.

5.5	Notwithstanding Rules 5.1 and 5.2 if, following the date of a Relevant Event, the Plan Committee procures that all Subsisting Awards (including any Subsisting Awards which have not Vested at the date of that Relevant Event) can be exchanged pursuant to Rule 5.6, the Plan Committee may, in its discretion, determine by written resolution that:

5.5.1	Subsisting Options do not become exercisable and Shares subject to Subsisting Share Awards do not become transferable as a result of the Relevant Event and any Subsisting

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Option which is already exercisable ceases to be exercisable as from the Relevant Event; and

5.5.2	that all Subsisting Awards shall be released in consideration of the Grant of a New Award in accordance with Rules 5.6 and 5.7

Provided that if the company which is the Acquiring Company in respect of the Relevant Event fails to grant or to make a binding contractual commitment to grant the New Awards pursuant to Rule 5.6 within 40 days after the Relevant Event such resolution of the Plan Committee will cease to be effective and all Vested Subsisting Options will be exercisable and Shares subject to Subsisting Vested Share Awards shall be transferred pursuant to Rule 5.1 or 5.2 (as the case may be) and Rule 5.3 shall apply as if such Rule 5.5 determination had not been made.

5.6	If, as a result of the events specified in Rules 5.1 or 5.2 the Plan Committee has required the release of a Subsisting Award in consideration of the grant of a New Award or a company has obtained Control of the Company, the Participant may, and in the case of a Plan Committee resolution under Rule 5.5 shall, if that other company (“the Acquiring Company”) so agrees, release any Subsisting Award (including any Subsisting Awards which are the subject of a Rule 5.3 determination) he holds in consideration of the grant of a New Award by the Acquiring Company, and the following shall apply:

5.6.1	a New Award shall be evidenced by an Award Certificate which shall import the relevant provisions of these Rules;

5.6.2	a New Award shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Award.

5.7	For the purpose of any application of the provisions of this Plan following a release of a Subsisting Award and the grant of a New Award all the Rules of this Plan shall apply mutatis mutandis to such New Award subject only to such amendments as the Plan Committee shall consider are necessary or appropriate to reflect the change in identity of the company over whose shares the New Award subsists and similar consequential changes. For the avoidance of doubt, following a determination under Rule 5.5, a Participant’s Award shall have the same Vested or unVested status immediately following the release and new grant as the corresponding Awards released by that Participant, any Restricted Period to which the Award was subject will continue to apply

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and any determination made by the Plan Committee to accelerate and/or to permit exercise or Release under Rules 5.1 to 5.3 shall be deemed not to have been made.

5.8	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company:

5.8.1	all Subsisting Options which have Vested (whether they are subject to a Restricted Periodor not) may be exercised in whole or in part at the date the resolution is passed (but so that an exercise hereunder shall be conditional upon such resolution being passed) and at any time thereafter until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Immediately after any such resolution is passed any Subsisting Options shall, to the extent that they are unexercised, thereupon lapse; and

5.8.2	all Shares subject to a Subsisting Share Award which have Vested (whether they are subject to a Restricted Period or not) shall be transferred to the Participant upon such resolution being passed.

5.9	For the purpose of this Rule 5 other than Rule 5.6 a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.

5.10	The exercise of an Option or the transfer of Shares subject to a Share Award pursuant to the preceding provisions of this Rule 5 shall be subject to the provisions of Rule 7 below.

5.11	A New Award shall not be exercisable or transferable by virtue of the event on which it was granted.

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6	Variation of Share Capital

6.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger (whether qualifying or not), capitalisation or rights issue or any consolidation, sub-division or reduction of capital the number of Shares subject to any Subsisting Award and in the case of a Bonus Option the Exercise Price may be adjusted (including retrospective adjustments) by the Plan Committee with the consent of the Trustee.

6.2	Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised or Shares under a Share Award transferred within that period shall be treated as exercised with the benefit of the variation.

6.3	The Plan Committee shall take such steps as it considers necessary to notify Participants of any adjustment made under Rule 6.1 and to call in, cancel, endorse,issue or reissue any Award Certificate consequent upon such adjustment.

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7	Manner of Exercise of Options and transfer of shares subject to Share Awards

7.1.1	An Option shall be exercised in whole or in part (provided that no partial exercise is permitted in respect of less than 100 shares) by the Participant or, as the case may be, his personal representatives giving notice in writing to the Company or its agent by the Notice of Exercise accompanied by the appropriate payment and the relevant Certificate and shall be effective on the date of the receipt of the appropriate payment and paperwork by the Company or its agent.

7.1.2	On the exercise of a Bonus Option, an amount (in cash or specie) equivalent to the number of Shares in respect of which the Bonus Option is then exercised multiplied by the Exercise Price shall be immediately payable (subject to all deductions in respect of the Tax Liability attributable to the Linked Bonus) by the Trustee to the Participant.

7.1.3	A Participant rather than receiving actual payment of a Linked Bonus, may elect and authorise the Trustee to apply the net amount of the same as part payment of the aggregate Exercise Price in respect of the Option to which it is linked. If such an election is made an Option will be deemed to have been duly exercised for the purposes of Rule 7.1.1 on receipt of such election together with a cheque or banker’s draft or other method of payment acceptable to the Trustee for the balance of the aggregate Exercise Price required in respect of the number of Shares over which that Option is then being exercised.

7.1.4	For the avoidance of doubt, in the case of a Bonus Option a Linked Bonus will only become payable if and to the extent that the Bonus Option is exercised and then only to that extent. In no circumstances will a Linked Bonus or any part thereof become payable without an exercise of the Bonus Option or similar part thereof.

7.2	Subject to Rule 7.6 where an Option is exercised the Shares subject thereto together with any related Dividend Equivalent Shares shall be transferred or allotted and issued fully paid to or as directed by the Participant within 30 days of the date of exercise (or, if such transfer or allotment in such period would be prohibited by the Model Code, at the earliest practicable time after such prohibition is lifted) and the Trustee shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof.

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7.3	Subject to Rule 7.6 on the Release of a Share Award to a Participant the number of Shares subject thereto which have Vested together with any related Dividend Equivalent Shares shall be transferred or allotted and issued fully paid to or as directed by the Participant within 30 days of the Release Date (or, if such transfer or allotment in such period would be prohibited by the Model Code at the earliest practicable time after such prohibition is lifted) and the Trustee shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof.

7.4	Save for any rights determined by reference to a record date preceding the date of allotment or transfer, such Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

7.5	The Company shall apply for Shares in respect of an Award which has been Released or as the case may be Released and exercised to be admitted to listing, if they are not so admitted already.

7.6	If, in respect of any Participant any Group Company or third party shall be required by the law of any jurisdiction to deduct or withhold any Tax Liability, then in any such case as specified by the Participant either:

7.6.1	the Participant shall grant to the Company the irrevocable authority, as agent of the Participant and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares subject to the Award as is sufficient to realise net proceeds sufficient to enable the relevant Group Company or third party (as the case may be) to account for the Tax Liability and, the Shares issued or transferred to the Participant in respect of the Award shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

7.6.2	the Participant shall pay to the Company or at its direction in pounds sterling or in such other currency as may be required by the Company, (whether by cheque or by banker’s draft) the amount necessary to satisfy the Tax Liability.

7.7	For the avoidance of doubt:

7.7.1	where in relation to Rule 7.6 the Participant opts in accordance with Rule 7.6.1 the Company shall account to the relevant Group Company or third party (as the case may be) with the net proceeds of sale of the Shares in order to enable the Tax Liability to be

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settled and if, following such sale, there shall be any balance of the proceeds of sale not so required, such balance shall be paid by the Company or at its direction to the Participant for his own use and benefit absolutely;

7.7.2	if the Participant fails to specify either Rule 7.6.1 or Rule 7.6.2 or, if having specified Rule 7.6.2 he fails to make the required payment within 15 days of the date on which the Tax Liability arose, he shall be deemed for all purposes to have given an irrevocable authority within Rule 7.6.1.

7.8	A Participant may elect at the time of Release (in the case of a Share Award) or exercise (in the case of an Option) to receive American Depository Shares (“ADS”) instead of Shares. If a Participant makes such an election he will be required prior to or within such period after the conversion of shares into ADS as shall be specified by the Company to account to the Trustee for any Stamp Duty Reserve Tax payable in respect of the Shares to which the election applies and shall be deemed to have authorised his employing company to deduct from his net after tax compensation each month an amount (up to the whole of such net compensation) to enable such liability to be reimbursed to the Trustee. Upon satisfaction of the Stamp Duty Reserve Tax or other amounts payable in respect of any other Tax Liability by the Participant, the Trustee shall arrange for the deposit of the number of Shares in respect of which the election has been made with the Depositary and will arrange for the delivery of an American Depositary Receipt (“ADR”) in respect of such ADSs which the Participant has elected to receive provided that if the number of Shares over which a valid election to receive ADSs is made is not an integral multiple of six (or such other number of Shares as are comprised in an ADS from time to time) any excess Shares shall be kept by the Trustee for the benefit of the Trust.

7.9	In any case where a Participant exercises an Option in part, the Participant will be sent a new Award Certificate showing the balance of the Option (including where applicable, the balance of any Linked Bonus and the balance of any related Dividend Equivalent Shares) which remains unexercised.

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8	Administration and Amendment

8.1	The Plan shall be administered by the Plan Committee whose decision shall be final.

8.2	Participants shall not be entitled to:

8.2.1	receive copies of accounts, circulars or notices sent to holders of Shares;

8.2.2	exercise voting rights; or

8.2.3	receive dividends,

in respect of Shares which have not yet been issued or transferred to such Participants in accordance with these Rules.

8.3	The Board may from time to time amend these Rules provided that:

8.3.1	no amendment shall be effective which would materially prejudice the interests of Participants in relation to Awards already granted to them unless such prior consent or sanction of Participants is obtained as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Shares to be allotted or transferred in respect of Subsisting Awards constituted a separate but single class of shares and such Shares were entitled to such right;

8.3.2	the provisions relating to:

(a) Participants; and

(b) the basis for determining a Participant’s entitlement under the Plan, the terms of such entitlement and the provisions for the adjustment of the same under the terms of Rule 6;

cannot be altered to the advantage of Participants without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or

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maintain favourable tax, exchange control or regulatory treatment for Participants, or the Company or any Group Company);

8.4	The Board may, subject to Rules 8.3.1 and 8.3.2 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

8.5	The cost of establishing and operating the Plan shall be borne by the Group Companies which employ the Participants in such proportions as the Board shall determine.

8.6	Any notice or other communication under or in connection with the Plan may be given by the Company or the Trustee either personally or by post or fax or e-mail or intranet, and to the Company or the Trustee either personally or by post or fax or e-mail to the Secretary of the Company or the Trustee; items sent by post shall be pre-paid and shall in the case of notices or communications to the Company or the Trustee be treated as received on the day actually received by the Company or the Trustee and in the case of notices from the Company or the Trustee shall be deemed to have been received 48 hours after posting.

8.7	The Plan Committee may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Plan Committee shall receive awards which entitle them to receive a cash payment instead of Shares. Such awards will be granted on substantially the same terms as Share Awards (save that there shall be no entitlement to receive Shares) subject to such modifications as considered appropriate by the Plan Committee.

8.8	The Board may determine at any time that no further Awards be granted and may from time to time modify or at any time suspend or terminate the Plan (but without prejudice to Awards already granted).

8.9	The limitations in the Trusts in relation to the number of Shares which may be made available in respect of any employees’ share scheme adopted by the Company shall as appropriate apply to the Plan to the intent that the Company acknowledges that the Trustees of the Trusts may not in aggregate hold at any one time such number of the

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Company’s issued ordinary share capital as would exceed ~~five~~ ten per cent of the Company’s issued ordinary share capital.

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Long Term Incentive Plan Rules

9	Miscellaneous

9.1	The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination.

9.2	The existence of Awards (whether Share Awards or Options) shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganisations, reductions of capital, purchase or redemption of its own shares or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.3	Neither the grant of an Award nor any benefit which may accrue to a Participant in respect of an Award shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

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SCHEDULE

PERFORMANCE CONDITION

1.	In Parts I and II of this Schedule the following words and expressions shall have the meanings set out below.

“Comparator Group”	the companies comprising all the members of the FTSE 100 (including the Company) on the Benchmark Date

“Benchmark Date”	(i) in respect of an Award granted prior to 1 January 2004 the first day of the First Measurement Period in relation to that Award on which the London Stock Exchange is open for trading

(ii) in respect of an Award granted on or after 1 January 2004 the first day of the Measurement Period in relation to that Award on which the London Stock Exchange is open for trading

“Total shareholder return” (“TSR”)	in relation to a company, its total shareholder return calculated in accordance with these Rules

“TSR ranking”	in relation to any company in the Comparator Group, its ranking in terms of TSR over the Measurement Period.

2.	(a)	The extent to which an Award shall Vest at the end of the relevant Measurement Period shall be the percentage of Shares (rounded down to the nearest whole Share) determined in accordance with the table in Part I of this Schedule (in respect of Awards made after 24 April 2001 but before 1 January 2004) or the table in Part II of this Schedule (in respect of Awards made prior to 24 April 2001) or the table in Part III of this Schedule (in respect of Awards

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made on or after 1 January 2004) (as varied by the Plan Committee from time to time) with the companies in the Comparator Group being listed in order so that the member thereof with the highest TSR is placed at the top of such table.

(b) No fraction shall be included in any Award which has vested and any fraction of a Share which but for this provision would be included in any Vested Award shall be excluded.

(c) The number of positions in the TSR Ranking may be varied by the Plan Committee from time to time to take account of any merger, take-over, reconstruction or demerger or other event referred to in 4 below. The maximum percentages of an Award for each TSR Ranking will then be adjusted pro rata.

3.	The TSR of the Company and each member of the Comparator Group over any Measurement Period shall be the internal rate of return calculated for the amounts determined in accordance with the provisions below:

Inflows

The gross dividends per share paid by the relevant company during the relevant Measurement Period and these shall be deemed to have been inflows on the last day of the month during which the relevant shares go ex-dividend.

The average of the daily closing mid-market prices of the relevant company’s shares over the calendar year expiring on the last day of the relevant Measurement Period

Outflows

The average of the daily closing mid-market prices of the relevant company’s shares over the calendar year ending on 31 December immediately preceding the Benchmark Date

Any sum paid per share to take up new rights to shares (which shall be deemed to have been paid on the date on which the Shares become ex-rights)

subject to such adjustment to Inflows and Outflows as the Plan Committee consider appropriate to reflect any variation of share capital or any merger, take-over,

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reconstruction or demerger of or by any member of the Comparator Group or upon any other events which the Plan Committee consider may materially distort the above calculations.

The tables referred to above are as follows:-

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Part I Awards made after 24 April 2001 and prior to 1 January 2004

TSR Ranking of the Company	Maximum percentage of Award
Compared to the Comparator	which Vests
Group over the relevant
Measurement Period	%

Top Quartile	100
(1st to 25th ranking)

26th	96
27th	92
28th	88
29th	84
30th	80
31st	76
32nd	72
33rd	68
34th	64
35th	60
36th	56
37th	52
38th	48
39th	44
40th	40
41st	36
42nd	32
43rd	28
44th	24
45th	20
46th	16
48th	12
49th	8
50th	4
below 50	Nil

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Part II : Awards made after 16 December 1997 and prior to 25 April 2001

TSR Ranking of the Company	Maximum percentage of Award
Compared to the Comparator	which Vests
Group over the relevant
Measurement Period	%

Top Quartile	100
(1st to 26th ranking)

27th	97.5
28th	95
29th	92.5
30th	90
31st	87.5
32nd	85
33rd	82.5
34th	80
35th	77.5
36th	75
37th	72.5
38th	70
39th	67.5
40th	65
41st	62.5
42nd	60
43rd	37.5
44th	55
45th	52.5
46th	50
47th	47.5
48th	45
49th	42.5
50th	40
51st	37.5
52nd	35
53rd	32.5
54th	30
55th	27.5
56th	25
57th	22.5
58th	20
59th	17.5
60th	15
61st	12.5
62nd	10
63rd	7.5
64th	5
65th	2.5
66th and lower	Nil

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Part III Awards made on or after 1 January 2004

TSR Ranking of the Company	Maximum percentage of Award
Compared to the Comparator	which Vests
Group over the relevant
Measurement Period	%

Top Quartile	100
(1st to 25th ranking)

26th	97.33
27th	94.67
28th	92.00
29th	89.33
30th	86.67
31st	84.00
32nd	81.33
33rd	78.67
34th	76.00
35th	73.33
36th	70.67
37th	68.00
38th	65.33
39th	62.66
40th	60.00
41st	57.33
42nd	54.66
43rd	52.00
44th	49.33
45th	46.66
46th	44.00
47th	41.33
48th	38.66
49th	36.00
50th	33.33
below 50	Nil